Exhibit 99.2

Mateon Therapeutics Completes Enrollment in Phase 2 Portion of

FOCUS Study of CA4P for Platinum-Resistant Ovarian Cancer

•	Recruitment rate significantly increased following initial positive interim analysis
•	Interim data read-outs expected in August (40 patients), September (60 patients) and November (80 patients)

SOUTH SAN FRANCISCO, Calif. – August 1, 2017 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced that it has completed enrollment of more than 80 patients in the phase 2 portion of its FOCUS study evaluating CA4P in combination with bevacizumab (Avastin®) and physician’s choice chemotherapy for the treatment of platinum-resistant ovarian cancer.

“Interest in this clinical trial has been significant from the oncology community. The enthusiasm of our investigators has helped us complete enrollment well in advance of our year-end 2017 goal,” said William D. Schwieterman, M.D., President and Chief Executive Officer of Mateon. “We thank patients and investigators for their support, as completing enrollment in the first part of our phase 2/3 study is an important milestone. We look forward to the multiple upcoming data readouts expected over the next several months.”

The next (second) interim analysis of FOCUS is anticipated in mid-August, the third in September, and the fourth and final interim analysis in November 2017. The company expects these analyses to provide preliminary information on objective response rate (ORR) for 40, 60 and all 80-plus patients, respectively, as well as provide early data on progression-free survival (PFS), the primary endpoint of the study. The study’s final analysis is scheduled to occur when disease has progressed in 75% of enrolled patients.

Patients in FOCUS have ovarian cancer that has progressed within six months of treatment with a platinum-based chemotherapy. All patients are receiving the current standard of care for platinum-resistant ovarian cancer, bevacizumab (Avastin®) and physician’s choice chemotherapy, with or without CA4P.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, those concerning the interim results of the FOCUS study, as well as estimated timelines for these results and the potential significance of this data are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the sufficiency of the Company’s cash resources to conduct and complete its on-going and planned clinical and pre-clinical trials; uncertainties regarding the success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development or that may be developed in the future. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

646-762-4518

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183